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CKE RESTAURANTS, INC. DECLARES FOURTH FISCAL QUARTER 2010
CASH DIVIDEND OF $0.06 PER SHARE OF COMMON STOCK

CARPINTERIA, Calif. – December 8, 2009 – CKE Restaurants, Inc. (NYSE: CKR) announced today that its Board of Directors declared a fourth quarter dividend of $0.06 per share of common stock to be paid on February 15, 2010 to its stockholders of record at the close of business on January 25, 2010.

CKE Restaurants, Inc.

Headquartered in Carpinteria, Calif., CKE Restaurants, Inc. is publicly traded on the New York Stock Exchange under the symbol “CKR.” As of the end of its fiscal 2010 third quarter, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,147 franchised, licensed or company-operated restaurants in 42 states and in 14 countries, including 1,221 Carl’s Jr. restaurants and 1,913 Hardee’s restaurants. For more information about CKE Restaurants, please visit www.ckr.com.

Source: CKE Restaurants, Inc.